Exhibit 4.2

SUPPLEMENTARY AGREEMENT TO

TRANSPORTATION AGREEMENT

BETWEEN

OLEODUCTO CENTRAL S.A.

OCENSA

AND

ECOPETROL S.A.

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SUPPLEMENTARY AGREEMENT TO

TRANSPORTATION AGREEMENT

DATED MARCH 31, 1995

The undersigned, OLEODUCTO CENTRAL S.A., a company legally organized and existing under the laws of the Republic of Colombia, with its principal place of business in the city of Bogotá D.C., represented in this transaction by OSCAR TRUJILLO, identified as it appears below his signature and duly authorized to enter into this Supplementary Agreement, as one party (the “Carrier”), and ECOPETROL S.A., a company legally organized and existing under the laws of the Republic of Colombia, with its principal place of business in the city of Bogotá D.C., represented in this transaction by PEDRO ROSALES NAVARRO, identified as it appears below his signature and duly authorized to enter into this supplementary agreement to the Contract, as the other party ( the “Original Shipper” and, together with the Carrier, the “Parties”), have agreed to enter into this supplementary agreement based upon the following:

RECITALS

A.          WHEREAS the Original Shipper signed a transportation agreement, dated March 31, 1995, with the Carrier (the “Contract”), and an additional 10.098% carrying capacity through the Pipeline was transferred to it by virtue of the assignment by Ecopetrol Oil & Gas Investments on November 26, 2012 subsequent to the assignment to the latter on November 2, 2012 by Equion Energía Limited;

B.            WHEREAS the Transportation Agreement has undergone the following modifications, among others: (i) Supplement to Transportation Agreement of September 10, 1999, for the purpose of modifying the definition of “Shares” on the occasion of the conversion of shares by the Carrier, (ii) VAT Funding Agreement of February 2006, (iii) Letter Agreement of December 19, 2008 as modified from time to time, pursuant to which the time period and other conditions for the payment of monthly invoices by the Original Shipper are established, (iv) Agreement of October 13, 2009 among the shareholders of the Carrier, the Carrier and the Original Shippers for expansion of capacity of the system, (v) Agreement of October 13, 2009 among the shareholders of the Carrier, the Carrier and the Original shippers for release of capacity, as modified pursuant to amendment of December 11, 2009, (vi) Amendment to Transportation Agreement, governing matters related to the tariff applicable to Deliveries at the Coveñas Terminal in 2012 and thereafter, and (vii) Amendment of January 15, 2011, documenting modification with respect to minimum quality specifications required for delivery of Oil via the Pipeline;

C.           WHEREAS the Parties wish to modify certain provisions of the Contract on the terms hereinafter set forth;

D.           WHEREAS at the date hereof, by virtue of this Contract and in view of the payments and investments made for the construction and operation of the Pipeline, the Original Shipper is entitled to a Contracted Capacity of 70.098% of the Effective Capacity of the Pipeline. Notwithstanding the foregoing, upon execution of this Amendment and from the date of the First Nomination (hereinafter defined), the Contracted Capacity of the Original Shipper will move from being a percentage of Effective Capacity to a specific number of Barrels;

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E.            WHEREAS the Parties understand that the Effective Capacity that exceeds the sum total of the Contracted Capacity of the Original Shippers at the date of this amendment shall be Available Capacity that the Carrier shall have the authority to commercialize;

F.            WHEREAS the mutual intent of the Parties is neither to novate nor to replace the relationship arising from the Contract with a new relationship;

G.            WHEREAS in accordance with Resolution 181258 of 2010 of the Ministry of Mines and Energy (the “Resolution”) companies that provide Oil transportation services via the pipeline must have a Carrier Manual;

H.           WHEREAS the Carrier Manual governs a number of the administrative and operational matters included in the Contract in accordance with the Resolution;

I.             WHEREAS the Resolution acknowledges the validity, existence and duration of contracts executed prior to its issuance; and

J.           WHEREAS the Parties have decided to integrate and consolidate the original text of the Contract and its amendments in a single document, so that, from and after the execution of this Supplementary Agreement, the final and sole version of the Contract between the Parties shall be that contained in this Supplementary Agreement.

Wherefore, in light of the foregoing, the Parties have agreed:

Clause One: To amend, integrate and consolidate the Contract and its annexes as follows:

ARTICLE ONE –

DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions.

Capitalized terms in this Contract shall have the meanings assigned to them in Annex A of this Contract. The definitions in the Carrier Manual shall also be incorporated into the Contract.

Section 1.2. Interpretation.

For all purposes of this Contract, except as otherwise expressly provided:

(a)          Terms defined herein in the singular shall have the same meanings in the plural and vice versa;

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(b)           Words implying a particular gender shall include all genders;

(c)           Any reference to an “Article” or a “Section” shall refer to an Article or Section, as applicable, of this Contract; and

(d)           All references to this Contract shall mean this Contract, including all Annexes thereto; and the words “herein,” “hereof,” “hereto,” and “hereunder” and words of similar import shall refer to this Contract in its entirety and not to a particular Article, Annex, Section or other subdivision.

Section 1.3 Carrier Manual.

The Parties acknowledge and agree that the terms and conditions of the Manual for the Transportation of Oil via the Central Pipeline, as modified from time to time in accordance with applicable law, are an integral part of this Contract. Therefore, matters not addressed herein shall be governed by the rules of the aforementioned Manual (hereinafter the “Carrier Manual”). In the event of a conflict between the Carrier Manual and the Contract, the Contract shall prevail.

For modification of the Carrier Manual, the Carrier shall look to the procedures established in applicable regulations. Except in the case of a legal or regulatory requirement, the Carrier shall not make unilaterally any modifications to the Carrier Manual that may have a material effect on the rights or obligations of the Original Shipper under this Contract or of the other Shippers.

ARTICLE TWO –

TRANSPORTATION

Section 2.1. Purpose of the Contract.

The Original Shipper shall nominate the quantities of Oil, shall deliver such nominated quantities, using a daily average on a monthly basis, at the Entry Points and shall withdraw them at the Exit Points, in accordance with the provisions of this Contract and the Carrier Manual. The Carrier shall receive the Oil delivered by the Original Shipper at the Entry Points and shall deliver at the Exit Points a quantity of Oil equivalent to such delivered quantities in accordance with the terms of this Contract and the Carrier Manual. The Original Shipper acknowledges and agrees that, when the Exit Point is TLU-2 at Coveñas Terminal, the nomination that it makes, in respect of the Exit Point, shall be governed, in addition, by the provisions of the Rules of Technical Conditions of Operation of Coveñas Terminal and Annex C of this Contract.

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ARTICLE THREE –

RIGHTS REGARDING

CAPACITY OF THE CENTRAL PIPELINE

Section 3.1. Contracted Capacity.

The Original Shipper, for each Segment and for Coveñas Terminal, shall have the right to receive oil transportation services with respect to the Contracted Capacity on the terms established in this Contract and in the Carrier Manual, the Rules of Technical Conditions of Operation of Coveñas Terminal and Annex C of this Contract. The Carrier, for its part, agrees to provide transportation services to the Original Shipper through each Segment and Coveñas Terminal with respect to the Contracted Capacity on the terms established in this Contract and in the Carrier Manual, the Rules of Technical Conditions of Operation of Coveñas Terminal, and Annex C of this Contract.

Section 3.2. Other Agreements.

The Original Shipper acknowledges that the Carrier (i) has entered into transportation contracts with the other Original Shippers on terms substantially the same as those of this Contract, (ii) has transportation contracts in effect with other Shippers, and (iii) in the future may enter into new transportation contracts with Original Shippers or new Shippers. The new contracts and modifications that may be made to the existing contracts shall not affect the rights or obligations of the Parties under this Contract, except with the express prior authorization of the Original Shipper.

Section 3.3 Rights of Affiliates of the Original Shipper with respect to Contracted Capacity.

Affiliates of the Original Shipper shall have the right to nominate and to utilize the Contracted Capacity of the Original Shipper, in which case their relationship with the Carrier shall be governed by this Contract. In such event, the nominating Affiliate shall be liable to the Carrier for performance of the obligations arising from the Contract, with the Original Shipper being jointly liable for such performance. In such case, the provisions of Section 6.2 of this Contract shall apply except as provided in paragraph b) thereof.

To exercise the right contemplated above, the Original Shipper and its Affiliate shall send to the Carrier a notification signed by its duly authorized legal representatives in which: (i) Affiliate status is certified and (ii) the Affiliate agrees to be bound by the Contract and to comply with it.

Section 3.4. Use of Capacity.

Without prejudice to the provisions of this Contract, the Carrier shall be free to dispose of the Contracted Capacity not utilized or nominated for a particular Operational Month by the Original Shipper, in accordance with applicable law, without affecting the Contracted Capacity of the Original Shipper.

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ARTICLE FOUR –

PAYMENT OF TARIFFS AND OTHER CHARGES

Section 4.1. Payment of Tariffs.

The Original Shipper shall pay the Carrier by Barrel actually received for transport the Tariffs established for each Segment and for Deliveries at Coveñas Terminal in accordance with applicable regulations and this Contract. Payments of Tariffs shall be due and payable in cash. All Tariffs shall be calculated in Dollars and shall be payable in Dollars or, if this is not legally possible, in Colombian pesos liquidated at the market representative rate or its replacement, using the average of the calendar month prior to the payment date, certified by the Superintendencia Financiera de Colombia Superintendency of Finance of Colombia or the entity responsible for the issuance of such certification.

Section 4.2. Billing.

(a)           On or before the twentieth (20th) day of the Operational Month, the Carrier shall send to the Original Shipper an invoice stating the sum payable by the Original Shipper after applying the Tariff on Programmed Capacity by Segment and for the Coveñas Terminal by Exit Point for the respective Operational Month.

(b)           The Original Shipper shall pay the invoiced amount to the Carrier no later than the tenth (10th) Business Day of the month immediately following the month in which the invoice is submitted, or, in the event submission of the invoice is delayed, within twenty (20) calendar days following its submission. Upon expiration of the period provided herein, it shall be understood for all purposes that the Original Shipper is in default without any need for judicial or extrajudicial claim or counterclaim whatsoever.

(c)            In the invoice for the second month following the submission of the initial invoice, the Carrier shall make adjustments due to greater or lesser volumes actually received for transport and adjustments to Volumetric Compensation for Quality as applicable.

(d)           If the Original Shipper is not in agreement with any invoice submitted by the Carrier, it shall notify the Carrier in writing, without prejudice to the requirement to make the applicable payment within the designated time period. The Parties shall take prompt action jointly to determine the reason for the discrepancy within thirty (30) calendar days following notice by the Original Shipper. If the Parties determine that the Original Shipper overpaid, the Carrier shall return, within ten (10) days following acknowledgment by the Carrier of the overpayment, the corresponding amount together with remunerative interest, applying the current bank interest rate, certified by the Superintendencia Financiera if payment is made in Colombian pesos, or at the annual rate of Libor+2 if payment is made in dollars, but in no event in excess of the usury rate established under Colombian law or less than the Consumer Price Index for the immediately preceding calendar year.

Section 4.3. Remedies of the Carrier.

(a)            If the Original Shipper has not paid the Tariff or any sum of money owed to the Carrier under this Contract within the time established in Article 4, it shall pay the Carrier default interest on the amount outstanding for the number of days of default at the maximum rate permitted by law if payment is to be made in Colombian pesos and at an annual rate of Libor+4 if payment is to be made in dollars, but in no event in excess of the usury rate established under Colombian law or less than the Consumer Price Index for the immediately preceding calendar year.

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(b)           If there are sums of money owed to the Carrier by the Original Shipper under this Contract that are sixty (60) or more days past due, the Carrier may commercialize the Oil of the Original Shipper at market rates, with the obligation to deliver to the Original Shipper, within fifteen (15) Business Days following the date on which it receives the proceeds of the sale of the Oil, the difference between the sales price and the amount of the past due obligation plus interest and Charges. If the Carrier was unable to sell the Oil of the Original Shipper at market rates that permit it to recover all of the amounts owed within the following thirty (30) calendar days following the aforementioned sixty (60) days, the Carrier may then suspend receipt of Oil of the Original Shipper until:

(i)          all amounts owed to which this Contract refers have been fully paid to the Carrier; and

(ii)         the Original Shipper delivers to the Carrier a letter of credit or similar guarantee of credit issued by a financial institution reasonably acceptable to the Carrier, in favor of the Carrier, with a term of six (6) months, irrevocable and payable on demand, guaranteeing payment of all Tariffs, Charges and other sums of money that may become due under this Contract. Such guarantee shall be in an amount equal to the product of the Tariff then in effect for all the Segments and Coveñas Terminal multiplied by the Contracted Capacity of such Original Shipper for one month. The suspension shall not release the Original Shipper from any obligation to pay past due amounts arising under this Contract.

When the Carrier has suspended receipt of Oil from the Original Shipper under this Contract, the Contracted Capacity of the Original Shipper shall be Available Capacity of which the Carrier may dispose for the duration of the suspension.

The Carrier may suspend Receipt of Oil from the Original Shipper after ninety (90) days of default in payment of any invoice.

(c)            In addition to the remedies set forth in this clause, the Carrier may exercise any and all of its rights under Colombian law.

Section 4.4. Right of Set-off

The Parties acknowledge that the right of set-off shall apply with respect to liquid sums of money that they owe to each other arising from the rights and obligations under this Contract. The party applying the set-off shall so communicate in writing to the other Party.

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ARTICLE FIVE –

TERM

Section 5.1. Term

This Contract entered into force on March 31, 1995 and shall remain in full force and effect up to December 31, 2093.

Section 5.2 Early Termination

(a)           Without detriment to the provisions of Section 5.2 (b), the Original Shipper may terminate this Contract by written notice to the Carrier provided that, as of the termination date, the monetary obligations assumed by the Carrier under the internal loan agreement signed on March 19, 2010 with Bancolombia, S.A., Banco de Bogotá, S.A., Banco de Occidente, Banco Popular, S.A., Banco Comercial AV Villas S.A., Banco Davivienda S.A., Banco Bilboa Vizcaya Argentaria Colombia S.A., Banco Agrario de Colombia S.A., Banco Santander Colombia, S.A., and Helm Bank S.A. have been paid in their entirety. For termination of this Contract to take effect, the Original Shipper shall send a communication to the other Party no less than six (6) calendar months in advance of the date on which the Contract ends, stating its decision to terminate the Contract. Early termination of the Contract in the terms of this provision shall not result in compensation of any kind for the Carrier.

(b)      The Carrier may terminate this Contract in advance in the event that the Original Shipper seriously breaches the obligations arising herefrom. For early termination due to serious breach to be in order, the Carrier shall give notice of the breach to the Original Shipper by written communication sent to its domicile in which it will inform the Original Shipper of the event that generated the breach. For the purposes of this clause, the following shall be deemed serious breach:

(i)          Delivering less than eighty-five percent (85%) of the Crude Oil nominated by the Original shipper and accepted by the Carrier in a Nomination Month four (4) times during the same calendar year, provided such situation has affected the Scheduled Capacity and the fulfillment of the Carrier’s obligations to other Original Shippers, Shippers, and/or Third Parties. Each event of breach in the terms established herein shall be notified to the Original Shipper in writing as soon as possible, but no later than thirty (30) days following the Operating Month in which the breach occurred.

When the information learned by the Carrier over the course of its normal operations shows that the Original Shipper is delivering smaller volumes in the Operating Month than those Scheduled for that Operating Month, it shall so inform the Original Shipper. The absence of said notice shall not remedy the breach or limit the Carrier’s right to terminate the Contract.

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(ii)    Being more than sixty (60) days delinquent in the payment of the invoices issued by the Carrier over the course of this Contract more than four (4) times during the same calendar year.

(iii)   Failing to pay the invoices for more than one hundred eighty (180) days or when the suspension of receipt of Crude Oil to which section 4.3 (b) refers lasts for more than ninety (90) days.

(iv)  When, in definitive assignments, the assignee of the Contract, or in the cases of indirect assignments, the new beneficiary thereof, does not maintain the financial qualification or guarantee conditions that led to the acceptance of the assignment by the Carrier, or does not proceed to certify the fulfillment thereof within the term established in this Contract, save if such event is remedied within sixty (60) days following that on which the grounds for termination is notified, furnishing proof to the Carrier that it complies with one of the conditions described in Section 6.1 (a) of the Contract. Without prejudice to the above, as of the notification of breach, the Carrier shall have the right to suspend the Original Shipper’s Receipt of Crude Oil, in which case as long as the suspension is maintained, the Contracted Capacity shall be the Available Capacity.

(v)   When there is an indirect assignment due to a change in control of the Original Shipper and the Original Shipper has not furnished proof of meeting the conditions described in Section 6.1 (a) of this Contract with in sixty (60) days following the indirect assignment, save if such event is remedied within the sixty (60) days following that on which the grounds for termination was notified, furnishing proof to the Carrier that it complies with one of the conditions described in Section 6.1 (a) of the contract. Without prejudice to the above, as of the notification of breach, the Carrier shall have the right to suspend the Original Shipper’s Receipt of Crude Oil, in which case as long as the suspension is maintained, the Contracted Capacity shall be the Available Capacity.

In all other cases, termination of the contract shall require resorting to the dispute resolution mechanism to which Article 10, Section 10.1 refers in order for termination to be decreed.

The Original Shipper recognizes that, without prejudice to the provisions of this article, any breach of the Contract shall entitle the Carrier to impose the sums of money and fines established in the Carrier’s Manual, as well as to request compensation for any damages that may have been caused to it with the respective breach.

(c)          Any communication that the Carrier must send to the Original Shipper in execution of the right established in (b) above shall be copied to its assignee in the event of temporary assignments. In addition to the above, the Carrier shall inform the assignee of an Original Shipper under a temporary assignment in case of delinquency in the payment of any sum of money for more than twenty (20) days, without the fact of not reporting the breach implying a modification to the term for the payment established in Article 4 and or (b) (ii) above.

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ARTICLE SIX –

ASSIGNMENT

Section 6.1 Types of Contract Assignment

(a)           Definitive Assignment. The Original Shipper may at any time definitively assign all or part of the Contract with prior written authorization from the Carrier.

The assignment shall be authorized within fifteen (15) Business Days following the date on which the assignee furnishes proof that it complies with one of the following requirements:

1.     Credit Rating

The assignee has a credit rating of at least BB- issued by Standard & Poor’s (S&P) or its equivalent issued by Moody’s or Fitch Ratings, or any of their affiliates or subsidiaries; or

2.     Financial Indicators

As of the date of the financial statements referenced below, the assignee proves that:

(i)       It has working capital (current assets less current liabilities) equal to or greater than 1.2 times the value of the annual payment which the assignee must make to the Carrier for the transportation service Tariff, calculated by multiplying the assigned Contracted Capacity by the current Tariff per Barrel, by 365 days; and

(ii)      It has liquid net assets 1.5 times greater than the annual transportation commitment assumed by the assignee, calculated by multiplying the assigned Contracted Capacity by the current Tariff per Barrel, by 365 days.

The indicators to which (i) and (ii) above refer shall be supported and demonstrated with (a) certified financial statements, or (b) certified and audited financial statements, in both cases with a cutoff date no earlier than three months prior to the date of the request for approval of the assignment.

If only the financial statements to which (a) above refers are submitted, the assignee’s latest available certified and audited financial statements shall also be submitted along with them. When any of these statements show that the assignee does not comply with the indicators to which (i) and (ii) above refer, the Carrier may request reasonable explanations on changes that took place between the latest audited financial statements and the certified financial statements that might have had an impact on the working capital or the liquid net assets. If the explanations are not reasonably satisfactory for the Carrier, it shall have the right to deny the assignment request; or

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3.     Guarantees

Deliver an irrevocable stand-by letter of credit in favor of the Carrier issued by a duly organized banking establishment authorized to operate in accordance with Colombian law, with an AAA credit rating for its long-term debt in pesos, provided the currency exchange regulations so permit, or by a foreign financial entity with a risk rating no lower than AAA issued by Standard & Poor’s (S&P) or its equivalent issued by Moody’s or Fitch Ratings, or any of their affiliates or subsidiaries.

The stand-by letter of credit shall secure the payment of a value equal to six (6) months of transportation service, calculated at the current Tariff per Barrel at the time that it is issued, multiplied by the assignee’s Contracted Capacity, by 180, and shall have an initial term of twelve (12) months. The assignee undertakes to keep this guarantee in effect up to the termination date of this Contract; or

4.     Guarantee from the Parent Company

That the Parent Company complies with the financial qualification or guarantee conditions established herein; and jointly and severally undertakes the obligations to be assumed by the assignee.

Paragraph: If the assignee does not comply with one of the aforementioned conditions, the Carrier shall have the right to deny the assignment whose authorization is being requested. Without prejudice to the above, before the assignment is rejected, the Carrier, the Original Shipper and the assignee may reach agreements that make it possible to accept the assignment without meeting the requirements to which this subparagraph (a) refers, provided that, in the Carrier’s judgment, said agreements provide sufficient guarantee of fulfillment of the Contract.

In any of the cases indicated in this subparagraph (a), the assignee shall, for the duration of the Contract, maintain the conditions that led to the acceptance of the Assignment or furnish proof to the Carrier that it meets one of the conditions described in Section 6.1 (a) of the Contract. For such purposes, the assignee shall prove to the Carrier, no later than March thirty first (31) and September thirtieth (30) of each year, that it complies with the conditions established herein. Without prejudice to the above, the Carrier may at any time request proof of the fulfillment of any of the requirements indicated above, and the assignee must deliver the respective information within fifteen (15) Business days following the Carrier’s request.

For authorization of the assignment by the Carrier, the assignee shall expressly assume all the obligations arising from the Contract, regardless of whether they originated prior to the assignment. Once the assignment is authorized, the Original Shipper/assignor shall be released from any liability arising from the Contract for all purposes of Article 893 of the Commercial Code.

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In the event of indirect assignments of this Contract resulting from a merger, spin-off or reorganization process, among others, which involve a change in the Control of the Original Shipper, the new beneficiary of this Contract shall comply with the requirements established herein, a situation that must be proven to the Carrier within sixty (60) days following the indirect assignment. The provisions established herein, as well as in (a) above, shall not apply in the cases in which the change in Control of the Original Shipper results from a change in the Control of the Parent Company that is listed on a public stock exchange.

The conditions established in (a) above for the definitive assignment shall not apply to assignments made to an Affiliate (present or future) of the party that was the Original Shipper on January 17, 2013 or to another Original Shipper who held that status on January 17, 2013 and authorization from the Carrier shall therefore not be required.

For the case of guarantees furnished by non-residents in Columbia, they shall be registered with the Banco de la República at the time when the authorization of the assignment is requested.

(b)           Temporary assignment. The Original Shipper may temporarily assign all or part of the Contract, for which purpose it shall notify the Carrier prior to the first nomination made by the assignee. The notification of the assignment shall include its effective date and its termination date.

The Original Shipper shall be deemed jointly and severally liable for all the obligations assumed by the assignee by virtue of the Temporary Assignment.

Section 6.2 Requirements applicable to the different types of assignment.

(a)          The Carrier may deny any assignment made by the Original Shipper when the assignee is a person with whom entering into transactions or business dealings is prohibited for Persons from the United States of America under any of the sanctions programs of the United States of America administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department; or that has been included or comes to he included in the sanctions imposed by the United Nations Security Council, the European Union or Switzerland.

(b)          The Original Shipper shall not assign the Contract unless it is in good standing with respect to payment of the Tariff and imposed fines arising from this Contract at the time that the assignment is made.

(c)          Any assignment that is made, whether temporary or definitive, shall be effective vis-à-vis the Carrier as of the Nomination Month in which the assignee is in term for nominating, after fulfilling the requirements established in the Carrier’s Manual for nominating. When a temporary assignment is involved, the Original Shipper shall indicate the term thereof to the Carrier.

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(d)          When this section speaks of the power to assign all or part of the Contract, it refers to the assignment of a percentage of the entire contractual position, and not the individual assignment of some of the rights or obligations arising from the Contract. When a partial assignment is involved, it must specify the number of Barrels of the Contracted Capacity that are being assigned and in which of the Segments.

(e)          The document in which the assignment is recorded shall establish whether the assignment includes the Original Shipper’s Crude Oil inventories found in the Oil Pipeline in the month preceding the Operating Month in which the assignee delivers Crude Oil for transportation, as well as the handling of the inventories that are found in the Oil Pipeline when the term of the assignment ends.

In the event that the assignment does not include the Original Shipper’s inventories and the Original Shipper ceases to have Contracted Capacity, or that at the end of the assignment, the assignee has inventories in the Oil Pipeline, the assignor and the Carrier or the assignee and the Carrier, as applicable, shall agree in good faith on the mechanism for evacuating said inventory.

Section 6.3           Assignment by the Carrier

(a)          This Contract cannot be assigned by the Carrier without prior written authorization from the Original Shipper.

(b)          Without prejudice to the above and the provisions of Section 6.3 (c) of this Contract, the Carrier may assign its financial rights arising from this Contract without requiring authorization from the Original Shipper. In any event, the Carrier shall notify the Original Shipper of such assignment and it shall have full legal effects as of the eleventh Business Day following the date on which the Original Shipper received said notification.

(c)          The Parties agree that the Carrier shall not totally or partially assign this Contract when the assignee is a person with whom entering into transactions or business dealings is prohibited for Persons from the United States of America under any of the sanctions programs of the United States of America administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department; or that has been included or comes to he included in the sanctions imposed by the United Nations Security Council, the European Union or Switzerland.

ARTICLE SEVEN –

JUSTIFIED EVENT

Section 7.1 Justified Event

For the purposes of this Contract, “Justified Event” means an event or circumstance that (i) could not have been reasonably foreseen by the affected party (“Affected Party”) prior it its occurrence; (ii) could in no case be attributed to the fault of the Affected Party, (iii) the Affected Party could not overcome by making reasonable efforts applicable to the exercise of the activity, and (iv) prevent the Affected Party from fulfilling its obligations arising herefrom.

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Events of terrorism, strike (whether legal or illegal), work stoppage or labor disputes, civil unrest or rainfall conditions, acts of public enemies, war (declared or not), civil war, sabotage, blockades, revolution, coups d’état, insurrection, riots, epidemics, cyclones, tsunamis, landslides, lightning, earthquakes, floods, storms, fire, adverse weather conditions, and explosions shall constitute Justified Events without meeting the condition established in (i) of the preceding paragraph, provided the requirements mentioned in (ii) to (iv) thereof are met.

Additionally, the Carrier shall be released from the fulfillment of its obligations when the Justified Event is due to an inherent defect of the transported Crude Oil, provided it has exercised the controls inherent to its activity at the time of receipt thereof, or to the exclusive act of a third party.

In the case of situations that affect the Original Shipper and have been caused by other Shippers, such situation shall be resolved as established in section 10.1 hereof; therefore, the Original Shipper accepts and agrees to abide by the arbitration clause contained in the transportation contracts entered into by the Carrier with the other Shippers in terms substantially equal to those of this Contract.

Section 7.2 Notification

Subject to Section 7.3, the obligations of an Affected Party under this Contract shall be suspended insofar and only insofar as said obligations are affected by a Justified Event. In such event, the Affected Party shall present written notification to the other Party with all the details of the Justified Event, including the day and, if possible, the time when it began, along with a description of the obligations affected by it, immediately and no later than within three (3) days following that on which the Justified Event occurs.

Section 7.3 Suspension of Obligations

Any delay or failure by the Affected Party in the execution of any of its obligations under this Contract shall not constitute a breach hereunder or give rise to any claim for damages against the Affected Party insofar as (i) said delay or failure is caused by the Justified Event and (ii) the Affected Party:

(a)    Makes all reasonable efforts to mitigate the effect of said delay or failure;

(b)    Resumes execution of its obligations as soon as reasonably possible once the Justified Event concludes.

(c)    Presents timely written notification to the other Party concerning all the significant facts and events with respect to the Affected Party’s efforts to comply as specified in (a) and (b) above, and regarding the termination of the Justified Event, including the day and, if appropriate, the time of the termination; and

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(d)          Makes all reasonable efforts and proceeds with reasonable diligence to remedy the Justified Event.

ARTICLE EIGHT –

LIABILITY AND COMPENSATION

Section 8.1        In relation to the obligations arising from the Contract, the Carrier:

(a)           Shall exercise custody over the Original Shipper’s Crude Oil from the time that the Carrier effectively receives the Crude Oil at the Entry Point up to the time that the Carrier makes the Crude Oil available to the Original Shipper (or whomsoever it designates as consignee of the Crude Oil shipment) at the Exit Point.

(b)           It shall not be liable for the Non-Identifiable Losses of the Original Shipper’s Crude Oil that occur in the Oil Pipeline, with respect to which the limits established in the Resolution, the Carrier’s Manual or any provision that modifies them shall apply.

(c)           It shall be liable for the Identifiable Losses and breaches of contract, save when it has demonstrated that such losses and breaches were caused by a Justified Event.

(d)           Taking into account that, as the Original Shipper is aware, the Carrier transports Crude Oil of different qualities and characteristics, the Carrier is not obligated to deliver Crude Oil with a quality identical to that received to the Original Shipper (or whomsoever it designates as consignee of the Crude Oil shipment). The Carrier’s responsibility shall be limited to making the Volumetric Compensation Adjustments for Quality, provided such adjustments are in order in the terms of the Contract and the Carrier’s Manual.

(e)           None of the Parties shall be liable to the other in any case and under any circumstances for indirect, special or consequential damages.

(f)           In the event of total or partial Identifiable Losses or Non-Identifiable Losses greater than those established in the Resolution, the Carrier’s Manual, or any provision that modifies them attributable to the Carrier, the Carrier shall repair the damage suffered by the Original Shipper. For such purposes, the Parties state, accept and understand that, save if the damage or Identifiable Loss is caused by intentional misconduct or gross negligence on the part of the Carrier, the Carrier shall only respond (i) for actual monetary loss, up to 75% of the Declared Value of the Barrels of Crude Oil lost and (ii) for lost profits, up to 25% of the amount that must be paid by the Carrier as compensation in accordance with (iii) above; all provided that the damage is duly corroborated.

(g)           In case of damages or losses resulting from the fact that the Carrier does not make the Contracted Capacity available to the Original Shipper or does not transport the Scheduled Capacity, it shall pay by way of compensation for actual monetary losses and lost profits, duly corroborated, up to a maximum sum of money equal to 100% of the Tariff multiplied by the number of Barrels not transported. The above limitation shall not apply in the cases involving willful misconduct or gross negligence on the part of the Carrier.

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(h)          In the cases of damages or losses arising from causes other than those established in (f) and (g) for reasons attributable to the Carrier, the latter shall only respond for actual monetary losses and lost profits for up to a maximum sum of money equal to 100% of the Tariff multiplied by the Original Shipper’s Scheduled Capacity for the Operating Month in which the damage occurred. The above limitation shall not apply in the cases involving willful misconduct or gross negligence on the part of the Carrier.

ARTICLE NINE –

CONFIDENTIAL INFORMATION

Section 9.1 Scope

Each Party shall ensure that all information exchanged over the course of this Contract or that it otherwise comes to learn in connection herewith (collectively, “Confidential Information”) shall be kept confidential

Unless (a) required by a competent authority or (b) reasonably required in good faith by the Party that discloses it in response to an environmental emergency or other emergency that might have a considerable adverse effect for the parties, the Confidential Information shall not be disclosed without the consent of the other Party, except to:

(i)      The directors, executives and employees of the Parties and their Affiliates;

(ii)    A financial advisor, a legal advisor, consultant, contractor or subcontractor who has the commercial need to be informed and has signed an agreement to protect the Confidential Information in terms similar to those by which the Parties are bound under this section;

(iii)     Any third party to whom the disclosing Party plans to assign this Contract in the terms hereof and has signed a confidentiality agreement that is satisfactory for the disclosing Party.

ARTICLE TEN –

DISPUTE RESOLUTION

Section 10.1. Arbitration Clause

Any dispute or disagreement relative to or in connection with this Contract shall be resolved by institutional arbitration administered by the Arbitration and Conciliation Center of the Bogota Chamber of Commerce in accordance with the following rules:

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(a)          The tribunal shall consist of three (3) arbiters designated by the Parties by mutual agreement. If said agreement cannot be reached, the arbiters shall be designated by the Arbitration and Conciliation Center of the Bogota Chamber of Commerce from said Center’s “A” list of arbiters, at the request of any of the parties.

(b)          The arbitration shall be governed by the rules of procedure established in Colombian law for institutional domestic arbitration, particularly by Law 1563 of 2012 and any provisions that replace, modify or supplement it.

(c)          The award shall be issued based on the law.

(d)          The arbitral tribunal shall be headquartered in Bogotá, Colombia at the facilities of the Bogota Chamber of Commerce Arbitration Center.

(e)          The fees shall be those established by the Bogotá Chamber of Commerce.

(f)          Two or more Original Shippers may join their claims under the same request and petition for arbitration provided all the contracts to which they refer have an arbitration clause substantially equal to the present clause. The arbitral tribunal established as agreed in this clause shall be authorized and competent to hear all of them. Similarly, the Carrier shall have the right to join its claims against two or more Original Shippers that have an arbitration clause substantially equal to the present clause.

Without prejudice to the duty to inform or disclose contained in the applicable legal provisions, when accepting their designations, the arbiters shall state to the Parties in writing that they are independent and impartial for purposes of acting as arbiters in the disagreement or dispute.

ARTICLE ELEVEN –

OPERATIONS

Section 11.1 Use of the Crude Oil

The Carrier may reach Crude Oil purchasing or supply agreements with the Original Shipper to use it as fuel or lubricant for equipment or other similar purposes for its Operations.

Section 11.2 Volumetric Compensation for Quality

The Carrier shall make volumetric adjustments for quality as established in the Carrier’s Manual.

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ARTICLE TWELVE –

GENERAL ASPECTS

Section 12.1 Notifications

All notifications, requests, complaints, instructions and other communications under this Contract shall be made in writing and delivered personally or by certified or registered mail, or by e-mail with record of receipt, addressed to the recipient as follows:

Original Shipper	Carrier
ECOPETROL S.A.	OLEODUCTO CENTRAL S.A.
Phone: 2344000	Phone: 3250200
E-mail:	E-mail
presidencia@ecopetrol.com.co	oscar.trujillo@ocensa.com.co
javier.gutierrez@ecopetrol.com.co	hernan.bedoya@ocesa.com.co
maria.camacho@ocensa.com.co
Attn: Javier Genaro Gutiérrez P.	Attention: Oscar Trujillo

or any other electronic means with respect to which the parties have agreed on confirmation systems as set forth in Law 527 of 1999 and its subsequent modifications. Any notification, demand, request, instruction or other communication that is delivered personally shall be deemed definitively delivered on the actual delivery date thereof, and if delivered by certified or registered mail, on the fifth Business Day following its delivery to the post office, and if made by e-mail, on the transmission date thereof, provided it is sent during the recipient’s work hours and Business Days; otherwise, it shall be deemed received on the Business Day after the electronic communication was sent.

All notifications related to breaches of the Original Shipper or termination of this Contract shall be made in writing and sent by certified mail.

Section 12.2 Entire Contract

This Contract constitutes the entire agreement between the Parties with respect to Crude Oil transportation through the Oil Pipeline and contains all previous agreements, understandings, negotiations or discussions of the Parties, whether oral or written. The non-exercise of any of the rights contained in this Contract shall not be deemed a waiver of the respective right or a similar right, save if expressly established otherwise.

Section 12.3 Legal System

This Contract shall be construed and governed in accordance with the laws of the Republic of Colombia with the exception of the rules on conflict of laws.

Section 12.4 Nature of the Obligations

Nothing contained herein shall be deemed or construed as making the Original Shipper the surety or guarantor of the Carrier or liable for complying with its obligations.

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Section 12.5 Modifications

Any modification of this Contract shall be put on record in writing and signed by the Parties.

Section 12.6 Severability

If any provision of this Contract is not valid for any reason, the remaining provisions hereof shall remain in force and effect. Any provision of this Contract that cannot be enforced in any jurisdiction shall not invalidate or make complying with such provision impossible in any other jurisdiction.

Section 12.7 Headings.

The headings contained herein are for ease of reference only and do not constitute part of this Contract.

Section 12.8 Approvals

Each of the Parties states that it has all the approvals needed to give full force and effect to this Contract and the transactions provided for herein and in the Annexes hereto.

Section 12.9 Acknowledgment

Nothing in this Contract is intended to create nor shall be construed as creating a partnership, collaboration agreement, unincorporated association, or similar between the Parties.

Section 12.10 Copies

This Contract may be signed in two or more copies, each deemed an original, but all constituting the same and sole document.

Section 12.11 Language of the Contract

This Contract is signed in Spanish.

End of Text”

Clause Two: Annex A to the Contract shall read as follows:

“ANNEX A – DEFINITIONS:

In this Contract and all other Annexes and in any other document making reference to this Annex, the following terms shall have the meaning assigned to them below (the singular includes the plural and vice versa). Unless otherwise specified, references in this Annex to a Section are to the Sections of the Contract.

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“Affiliate” is, with respect to a Party: (i) the person(s) or entity(ies) that Control said Party, whether they exercise said Control individually or together with other persons or entities which, in turn, shall be considered Affiliates of the Controlled Party; (ii) any person or entity Controlled by said Party; and (iii) any person under the common control of any other person or entity with said Party, whether said person or entity exercises the Control individually or together with other persons or entities.

“Cuisana Area” means the Cusiana and Cupiagua oilfields located within the jurisdiction of the Casanare Department, Colombia.

“Contracted Capacity” means, for the Original Shipper, 138,794 Barrels average per day on a monthly basis for Segment 0; 403,064 Barrels average per day on a monthly basis for Segment 1; 403,064 Barrels average per day on a monthly basis for Segment 2 ; and 262,868 Barrels average per day on a monthly basis for Segment 3; and for the Coveñas Terminal, it shall be entitled to the withdrawals scheduled by the Carrier in accordance with the Coveñas Terminal Regulations for Technical Operating Conditions and Annex C of this Contract, save insofar as the Contracted Capacity changes due to any succession or assignment permitted by the Contract. When Completion of the Delta 35 Project takes place, the Contracted Capacity shall be: 138,794 Barrels average per day on a monthly basis for Segment 0; 422,691 Barrels average per day on a monthly basis for Segment 1; 422,691 Barrels average per day on a monthly basis for Segment 2; and 285,299 Barrels average per day on a monthly basis for Segment 3; and for the Coveñas Terminal, it shall be entitled to the withdrawals scheduled by the Carrier in accordance with the Coveñas Terminal Regulations for Technical Operating Conditions and Annex C of this Contract

“Effective Capacity” shall have the meaning assigned to it in the Carrier’s Manual. For purposes of calculating the Contracted Capacity, the Effective Capacity shall be that determined in Annex B.

“Charges” All reasonable costs and expenses incurred (including, but not limited to, marketing expenses and insurance) and any tax on the Carrier for the storage, withdrawal and sale of Crude Oil incurred by the Carrier in furtherance of the payment in kind.

“Completion of the Delta 35 Project” shall be the day on which all of the following events occur: (i) the mechanical completion and commissioning of the activities required under the Delta 35 Project and (ii) the operating and performance tests that the Carrier may deem necessary in accordance with the industry standards.

“Control” and the related terms such as “to Control,” Controls,” “Controlled,” or “Controlling” have the meaning established in Articles 260 and 261 of the Commercial Code and any provisions that modify and supplement them from time to time.

“Cusiana Crude means the Crude produced in the sectors called Santiago de las Atalayas, Tauramena and Río Chitamena in the Cusiana Area.

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“Business Day” means the day on which commercial banks in Bogota and New York City are authorized to be open for national and international business dealings.

“Dollars” means U.S. dollars.

“DRA or “Drag Reduction Agent” is a chemical product that reduces the friction between the Crude Oil and the Oil Pipeline.

“Justified Event” has the meaning assigned to it in Section 7.1 of the Contract.

“Consumer Price Index” is the calculation performed by the National Administrative Department of Statistics (Departamento Administrativo Nacional de Estadisticas - DANE) that measures the average percent variation in the prices of a group of goods and end services demanded by Colombian consumers in a given period of time.

“Libor” is the London Interbank Offered Rate for U.S. dollars based on an interest period of one (1) month, published on the website of the British Bankers Association on the due date of a payment. If such publication is not available on the due date of a payment, the publication of the first day before said due date shall be used.

“Parties” means the Original Shipper and the Carrier

“Affected Party” has the meaning assigned to it in Section 7.1 of the Contract.

“Peso” means the legal currency of Colombia.

“Delta 35 Project” means the project for improving system reliability and making it viable to transport an additional 35,000 Barrels average per day on a monthly basis for Segments 1 and 2 and 40,000 Barrels average per day on a monthly basis for Segment 3 after the revamp of the existing stations and the injection of DRA to achieve a target Effective Capacity of 610,000 Barrels average per day on a monthly basis in Segments 1 and 2 and 415,000 Barrels average per day on a monthly basis in Segment 3 under the following main suppositions: (i) that the Crude Oil to be transported has a maximum viscosity of 300 centistokes and a minimum API of 18°; and (ii) that the Crude Oil transported by the Oil Pipeline has a maximum composition of 80% heavy Crude Oil, the above as provided in Annex B of the Contract. It is understood that the Delta 35 Project will include the Crude Oil receipt and withdrawal facilities at the Coveñas Terminal with respect to the capacity involved in the expansion.

“Coveñas Terminal Regulations for Technical Operating Conditions” are the technical regulations for operations of the Coveñas Terminal issued in accordance with Resolution No. 071 of 1997 from the Superintendence of Ports and Transportations, with its modifications and additions.

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“Original Shipper” has the meaning assigned to it in the preamble to the Contract, and its authorized heirs and assignees as set forth in Section 6.1

“Original Shippers” means Ecopetrol S.A., Equion Energìa Limited, Total E&P Colombia, Santiago Oil Company, Transporte & Marketing S.A.S., CEPSA Colombia S.A., Talisman (Colombia) Oil & Gas Ltd., Talisman Santiago (Cayman) Inc., Talisman SO (Cayman) Inc. and each of their respective permitted heirs and assigns.

“Tariff” means the tariff as established in the current regulations, along with its modifications, amendments or additions, that the Carrier will charge the Original Shipper. For the first tariff period ending on June 30, 2015, the Tariff shall be that set by the Ministry of Mines and Energy by means of: Resolution 00124689 dated November 30, 2011 for Segment 0, Resolution 00124688 dated November 30, 2011 for Segment 1, Resolution 00124687 dated November 30, 2011 for Segment 2, and Resolution 00124686 dated November 30, 2011 for Segment 3. For the Coveñas Terminal, the applicable Tariff shall be: (i) For Exit Point TLU-02, the appropriate tariff in accordance with Law 1 of 1990 and Resolution 723 of 1993, as modified from time to time and (ii) for the onshore Exit Point, 0.40 Dollars per Barrel, which shall be adjusted based on the definition and adjustment criteria for the established Tariff for the Withdrawals made at Exit Point TLU-2 at the Coveñas Terminal.

“Declared Value” (a) for the Vasconia blend-type Crude Oil, it shall be the average of the daily closing quotes for Vasconia crude, according to the Argus publication during the Operating Month; (b) for the Castilla blend-type Crude Oil, it shall be the average of the daily closing quotes for Castilla crude, according to the Argus publication during the Operating Month. In all cases, the mathematical average will be used, rounded to four decimal points and (c) for Crude Oil other than that indicated in (a) and (b) above which has no quote in Argus or another similar publication, it will be determined using the average Specific Gravity (SG) determined based on the API Gravity and the Sulfur content (% S) according to the Operating Month’s quality and quantity report for the Crude Oil whose price is to be determined, according to the following formula:

Price per Barrel in Dollars = b0 + (bl*SG) + (b2*%S)

Where

b0	=	base price of the Crude Oil
b1	=	price adjustment factor for SG
b2	=	price adjustment factor for sulfur content (%S)

The values for b0, b1 and b2 used in this formula shall be those obtained in the crude oil appraisal process in the Volumetric Compensation for Quality in the Operating Month in question, following the routine procedures established by the Carrier.

Clause Three: Annex B shall read as follows:

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“ANNEX B – CONTRACTED CAPACITY”

ANNEX B

DETERMINATION AND ALLOCATION OF CONTRACTED CAPACITY

1.       Calculation of Contracted Capacity

(i)     Before the Completion of the Delta 35 Project, for purposes of determining the number of barrels forming part of the Original Shipper’s Contracted Capacity, the following Effective Capacity per segment was used as a basis: Segment 0 – 198,000 Barrels average per day on a monthly basis; Segment 1: 575,000 Barrels average per day on a monthly basis; Segment 2: 575,000 Barrels average per day on a monthly basis; Segment 3: 375,000 Barrels average per day on a monthly basis; and for the Coveñas Terminal, the receipt of 375,000 Barrels average per day on a monthly basis coming from Segment 3, provided the Withdrawal Conditions to which the Coveñas Terminal Regulations for Technical Operating Conditions and Annex C refer are met.

(ii)    If the Delta 35 Project is executed, once Completion of the Delta 35 Project occurs, the Carrier shall notify the Original Shipper in writing of: (a) its New Contracted Capacity expressed in thousands of Barrels average per day on a monthly basis in the next Effective Capacity per Segment average per day on a monthly basis, from which the 20% for the Preferential Right in favor of National Oil has already been deducted: Segment 0, 198,000 Barrels per day; Segment 1: 603,000 Barrels per day; Segment 2: 603,000 Barrels per day; Segment 3: 407,000 Barrels per day; and for the Coveñas Terminal, the receipt of 407,000 Barrels average per day on a monthly basis coming from Segment 3, provided the Withdrawal Conditions to which the Coveñas Terminal Regulations for Technical Operating Conditions \and Annex C refer are met; (b) the date as of which the additional capacity provided by the Delta 35 project will be available. If the Crude Oil nominations in exercise of the Preferential Right in favor of National Oil are less than 20% of the Delta 35 Project’s Effective Capacity, such capacity shall be part of the Available Capacity.

(iii)   The Parties understand that if, either temporarily or permanently, the Effective Capacity before or after the Completion of the Delta 35 Project is greater than the capacity per Segment established in this annex for any reason, this situation shall not increase or reduce the Original Shipper’s Contracted Capacity. The difference between the Effective Capacity and the sum of the Original Shippers’ Contracted Capacities per Segment shall be part of the Available Capacity.

(iv)   The Effective Capacity per Segment and therefore the Contracted Capacity of each Original Shipper was chiefly determined assuming: (i) the Design Capacity (ii) the use of Drag Reduction Agents (DRA), and (iii) that the Crude Oil transported by the Oil Pipeline is no more than 80% heavy Crude Oil, according to the specifications established in Table No.1 of this Annex and no less than 20% light or intermediate Crude Oils according to the Specifications established in Table No. 2 of this Annex.

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(v)  If the volume of heavy Crude Oil delivered or to be delivered exceeds the percentage limits determined above, the Effective Capacity of the Oil Pipeline may decrease, proportionally reducing the Original Shipper’s Contracted Capacity. In the event that an increase in the quantity of heavy Crude Oil delivered or to be delivered reduces the Oil Pipeline’s Effective Capacity in a given Operating Month, affecting the Contracted Capacity of the Original Shippers, the Carrier shall have the right, as long as the reduction in Effective Capacity for this reason lasts, to reduce the Contracted Capacity of the Original Shipper that delivers or plans to deliver more than 80% heavy Crude Oil, or if there are two or more Original Shippers who deliver or plan to deliver heavy Crude Oil, prorated among them, in a proportion equal to that needed to ensure that the Contracted Capacity of all other Original Shippers is not affected.

(vi)   Save agreement between the Parties, the Original Shipper undertakes to withdraw the number of Barrels exceeding its Contracted Capacity in Segment 3 with respect to Segment 2 at the Vasconia Station. Breach of this obligation shall lead to the consequences established in this Contract and entitle the Carrier to receive from the Original Shipper, in Segment 2, a quantity of Crude Oil equal to that not withdrawn at the Vasconia Station, save if there is Available Capacity in Segment 3 that can be allocated to it in accordance with the Nomination Process.

(vii)  The Effective Capacity of Segment 0 mentioned in (i) above prior to the signature date of the Supplementary Agreement is limited to 68,000 Barrels a day because Crude Oil with high water content is being transported, which will be suspended insofar as the Original Shipper or any Third Party needs to transport high volumes of Crude Oil by Segment 0.

(viii)  The Original Shipper recognizes that the Effective Capacity by Segment mentioned in (i) and (ii) may be temporarily affected during the implementation of the Delta 35 Project and all other projects initiated by the Carrier in connection with the need to increase the Effective Capacity of the Oil Pipeline, since such projects will require scheduled shutdowns of the Oil Pipeline that will affect the Service Factor based on which the Effective Capacity mentioned in (i) and (ii) above was calculated. Without prejudice to the above, the Carrier shall make all reasonable efforts to see that the Service Factor is affected as little as possible in connection with the new projects it initiates.

(ix)  The Parties understand that in order to comply with the Scheduled Capacity, the Original Shipper will have to adjust the Deliveries to the minimum and maximum daily limits indicated to it by the Carrier, after having previously coordinated with the Original Shipper insofar as possible.

2.           Preferential Right

For purposes of allocating the Preferential Right, the Carrier shall observe the following rules:

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(i)   For all Crude Oil nominations made in exercise of the Preferential Right. For Effective Capacity equal to or less than the Effective Capacity mentioned in subparagraph 1 (i) of this Annex, the Crude Oil nominated in exercise of the Preferential Right shall be transported through the Contracted Capacity of Ecopetrol S.A. as Original Shipper or of the heirs or assignees of said Contracted Capacity.

(ii)  The Crude Oil nominated in exercise of the Preferential right with respect to an Effective Capacity greater than the Effective Capacity mentioned in subparagraph 1 (i) of this Annex shall first affect the Effective Capacity exceeding the Effective Capacity mentioned in 1 (i), up to twenty percent (20%) thereof, and subsequently the Contracted Capacity of Ecopetrol S.A. as Original Shipper or the heirs and assignees of said Contracted Capacity pursuant to the above paragraph.

3.    Allocation of Contracted Capacity

The Carrier shall make its Contracted Capacity for each Segment available to the Original Shipper observing the following rules for allocating the capacity:

(i)    Nominations for transporting Cusiana Crude Oil made by the Original Shipper until reaching the Contracted Capacity;

(ii)   Other Nominations made by the Original Shipper until reaching its Contracted Capacity.

4. Unused Contracted Capacity

The Contracted Capacity that has not been nominated by the Original Shipper for a given Operating Month shall be part of the Oil Pipeline’s Available Capacity in the respective Operating Month.

5.   Quality specifications for determining Effective Capacity

(i) Table No. 1 shows the minimum and maximum quality specifications for the heavy Crude Oil that the Original Shipper shall be obligated to meet for the Deliveries to the Carrier.

TABLE No. 1

TEST PARAMETER	PARAMETER VALUE	TEST METHOD

Water and sediment	Maximum 0.8% by volume	Water – Karl Fisher ASTM D4377 Sediments – ASTM D473

API gravity at 60° F	Equal to or greater than 18 degrees API, but less than 21.1 degrees API.	ASTM – D1298

Viscosity at the reference temperature	Maximum 300 cSt at 30°C	ASTM D445

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Maximum 12.5 lb/square inch
REID vapor pressure	Reid vapor pressure	ASTM D323

Receipt temperature	Maximum 105°F

Salt content	Maximum 20 PTB	ATM D 3230

Pour point	Maximum at 12°C	ASTM D93

Sulfur	Equal to or less than 2% by weight	ASTM D4294
Fluorescence spectroscopy

(ii) Table No. 2 gives the minimum and maximum quality specifications for intermediate or light Crude Oils that the Original Shipper will be obligated to meet for the Deliveries to the Carrier.

TABLE No. 2

TEST PARAMETER	PARAMETER VALUE	TEST METHOD

Water and sediment	Maximum 0.5% by volume	Water – Karl Fisher ASTM D4377 Sediments – ASTM D473

API gravity at 60° F	Equal to or greater than 21.1 degrees API.	ASTM – D1298

Viscosity at the reference temperature	Maximum 200 cSt at 30°C	ASTM D445

REID vapor pressure	Maximum 12.5 lb/square inch Reid vapor pressure	ASTM D323

Receipt temperature	Maximum 105°F

Salt content	Maximum 20 PTB	ATM D 3230

Pour point	Maximum at 12°C	ASTM D93

Sulfur	Equal to or less than 1.2% by weight	ASTM D4294 Fluorescence spectroscopy

The information contained in the above tables shall be applicable notwithstanding the fact that the Carrier may check parameters such as metals, TAN, etc., through its quality analyses.

The volumes entering the Oil Pipeline at each Entry point must comply with the minimum and maximum quality established in the Carrier’s Manual and in this Annex.

The Carrier shall not be obligated to receive Crude Oil: (i) that does not comply with the minimum and maximum quality requirements established in this Annex, using the updated versions of the test methods established herein or (ii) whose physical and chemical characteristics mean, in the Carrier’s judgment, that it is not transportable or could materially affect the quality of other Oils transported by the Carrier or the integrity of the Oil Pipeline.

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In all matters related to the quality requirements for the Oil, what is established the Carrier’s Manual shall apply.

Clause Four: Annex C shall read as follows:

“ANNEX C”

PROCEDURE FOR USE OF THE COVEÑAS TERMINAL

1.            For purposes of the use of the Coveñas Terminal, the rules and procedures established in this annex, as well as in the document entitled “OCENSA COVEÑAS TERMINAL OFF-TAKE PROCEDURES” shall be taken into account.

2.            With respect to the Over/Under Procedure, which shall only apply to the inventories in the Coveñas Terminal, the Carrier shall not assign a Lay Day under this procedure when the time period required by the Original Shipper to return the Crude Oil that has was loaned to it for loading purposes by another Original Shipper is more than 120 days. To calculate the above time period, the Carrier shall take into account the transportation plan for the next 5 months prepared by the respective Original Shipper, as well as the term of the Contract.

3.            If 180 days have elapsed since the date on which the Crude Oil was loaned and the Original Shipper has not returned it, the Original Shipper shall proceed to pay for the Crude Oil not returned, as well as the costs and expenses that must be defrayed for taxes, to the parties indicated by the Carrier. Therefore, the Original Shipper henceforth accepts that the number of Barrels that have been loaned to it shall be those established by the Carrier in the communication informing it of the payment obligation for which it is responsible. The price to be paid by the Original Shipper per Barrel not returned shall be the Declared Value or the price of the Crude Oil on the payment day calculated in the terms established for setting the Declared Value, whichever is greater. In the event of late payment, the Original Shipper shall recognize and pay delinquent interest at an annual rate of Libor +4.

Once the payment is made, the Original Shipper shall inform the Carrier with respect thereto so that said situation is reflected in the Coveñas Terminal’s inventories.

The Original Shipper recognizes that the Carrier shall not be liable for the return of or payment for the Crude Oil, as applicable.

4.       Taking into account that the Coveñas Terminal is a public port, the rules established in this annex, as well as in the Off Take Procedures, shall only be in force until the Coveñas Terminal Regulations for Technical Operating Conditions are approved by the National Infrastructure Agency (hereinafter, ANI) and/or the Carrier sets new rules in this respect. Therefore, the Original Shipper understands and accepts that the Carrier is autonomous in determining the rules that will govern the use of the Coveñas Terminal.

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That being the case, this Annex shall be replaced insofar as the Carrier updates or issues the applicable regulations for use of the Coveñas Terminal, including but not limited to the Coveñas Terminal Regulations for Technical Operating Conditions. For each update of this annex, the Carrier shall send the Original Shipper a notification as soon as possible, in which it shall include: (i) the date as of which the modification will apply, (ii) the modifications made and, if applicable (iii) a copy of the resolution in which the ANI authorized the modification of the Coveñas Terminal Regulations for Technical Operating Conditions.

Clause Five: Nothing indicated in this Supplementary Agreement shall be understood as a modification of the document entitled “Agreement for Capacity Release” signed on October 13, 2009 between the Ocensa Shareholders, the Original Shippers and Ocensa, as it was modified on December 11, 2009.

Clause Six: The Parties understand and accept that this Supplementary Agreement does not imply a novation of the Contract or a break in the continuity thereof.

Clause Seven: For purposes of implementing the Supplementary Agreement, the Original Shipper and the Carrier shall take into account that:

1.     First Nomination under this Supplementary Agreement.

The first Nomination made after the signing date of this Supplementary Agreement (hereinafter, the “First Nomination”) shall be made on next suitable date in the nomination process, as established in the Carrier’s Manual, at which time the Contracted Capacity to which this Supplementary Agreement refers shall enter into effect.

In accordance with the above, the first Operating Month in which Oil nominated based on the Contracted Capacity will be transported shall be the second calendar month following the signing date of this Supplementary Agreement.

2.      Tariff

a)	From January 18 to January 31, 2013

For this period, the Tariff Regulations shall apply, included as Annex C of the Contract before the modification introduced by this Supplementary Agreement, only with regard to the tariff and the recognition and payment of debts.

b)	As of February 1, 2013

The Tariff to which this Supplementary Agreement refers shall apply to the volumes scheduled to be transported as of February first (1), 2013.

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3.           Pending financial issues

a)             In relation to the balances pending payment by the Original Shipper on December 31, 2012 in connection with the invoices for 2011 and 2012 (hereinafter the “Outstanding Invoices”), such sums of money may be paid up to January 31, 2014.

With respect to the balances, compensatory interest shall be generated and paid based on the current bank interest rate certified by the Financial Superintendence if payment is made in Colombian pesos, or the annual Libor rate +2 if payment is made in Dollars. In no case shall it exceed the lending interest rate established by Colombian law, or be less than the Consumer Price Index for the preceding calendar year. Interest shall accrue as of January 1, 2013 and the value thereof shall be invoiced monthly by the Carrier and paid by the Original Shipper in the terms established in section 4.2 of the Contract.

In any case, should a situation arise involving the Carrier’s cash requirements, the Carrier shall have the right to request payment of all or part of the Outstanding Invoices before the expiration of the term granted for that purpose. For such cases, it shall give notice of said situation to the Original Shipper, who shall have a term of thirty (30) days to pay the invoices. Once said term expires, the Carrier may exercise the rights afforded it in accordance with section 4.3 of the Contract with respect to the Outstanding Invoices for which it requested payment prior to the expiration of the granted term.

Similarly, once the term established in this Section 3 (a) for payment of the Outstanding Invoices expires (January 31, 2014), the Carrier shall be entitled to exercise the rights afforded it in accordance with section 4.3 of the Contract, for the equivalent of the sums not paid as of the aforementioned date.

Until the Original Shipper’s Outstanding Invoices, if any, have been paid in their entirety, it may not make use of the right contained in Section 6.1 (a) of the Contract, save if the assignment is made to an Affiliate.

In any case of temporary assignment, the Carrier shall have the right to terminate the Contract in the terms established in Section 5.2 (b) (iii) thereof if payment of the Outstanding Invoices is not made, an obligation with respect to which the Carrier does not release the assignor.

b)            With respect to the balances pending payment by the Carrier at December 31, 2012 corresponding to other Income of the Carrier defined in the Tariff Regulations of the Contract that is modified with this Supplementary Agreement, they shall be paid to the Original Shipper no later than March 31, 2013 in the terms agreed upon between the parties.

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4.           All other terms established in the Supplementary Agreement shall be applicable as of the signing date hereof.

*            *             *             *            *

In witness whereof, signed on January seventeenth (17th), 2013 in 2 identical originals by those intervening herein.

OLEODUCTO CENTRAL S.A.-	ECOPETROL S.A.
OCENSA

[signature]	[signature]
Oscar Trujillo Jaramillo	Pedro Rosales Navarro
ID No. 71,584,158	ID No. 79,505,576
General Manager	First Alternate to the President

[initials]

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